FOR IMMEDIATE RELEASE:  Friday, May 12, 2000


         CONTACT: Terry H. O'Neal, President
                           Steve Wallace, CFO
                           EFI Electronics Corporation
                           801-977-9009

         EFI ELECTRONICS COMPLETES MERGER WITH SQUARE D COMPANY

         SALT LAKE CITY, UTAH - EFI Electronics Corporation (OTCBB) announced today that the EFI Shareholders have approved the merger agreement for the acquisition of EFI Electronics by Square D Company at $1.50 per share in cash and that following such approval the Certificate of Merger was filed in Delaware completing the merger. Under the terms of the merger, EFI became a Wholly-owned subsidiary of Square D Company.

         Square D is a market-leading supplier of electrical distribution, industrial control and automation products, systems and services. It is the flagship brand of the North American Division of Schneider Electric, headquartered in Paris France. Schneider Electric is a global electrical industry leader with 1999 sales of approximately $8.9 billion.

         EFI is a leading supplier of consumer, business and industrial power protection products, including plug-in surge protectors and industrial hardwired products. More information on EFI products is available via the company's Internet Web page: www.efinet.com.